UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2026 (May 4, 2026)

HealthStream, Inc.
(Exact name of Registrant as Specified in Its Charter)

Tennessee	000-27701	62-1443555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 11th Avenue North, Suite 850, Nashville, Tennessee		37203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615-301-3100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.00)	HSTM	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Promotion of Michael M. Collier

As disclosed by HealthStream, Inc. (the “Company”) in a press release issued on May 4, 2026, announcing the Company’s results of operations for the three months ended March 31, 2026, Michael M. Collier has been promoted to the Company’s Chief Operating Officer and Executive Vice President from his prior role as the Company’s EVP, Corporate Strategy, Development & Operations. In this role, Mr. Collier will lead enterprise operations across HealthStream, including customer experience functions, corporate development and mergers and acquisitions, implementations, legal, human resources, partnerships, business enablement, and other critical areas. In addition, Mr. Collier will serve as the executive sponsor for the Company’s AI transformation, driving AI readiness across operational teams and advancing the use of AI to support the workforce and internal business processes.

Pursuant to the terms of a letter agreement entered into between the Company and Mr. Collier in connection with such promotion (the “Collier Letter Agreement”), the Company’s Compensation Committee (the “Committee”) approved the grant to Mr. Collier of stock options to acquire 18,781 shares of the Company’s common stock pursuant to the Company’s shareholder-approved 2022 Omnibus Incentive Plan (the “2022 Plan”) at an exercise price of $23.96 per share, which equals the closing market price on the grant date of May 8, 2026. In addition, these options will vest on a time-based basis in the following increments: 15% on the first anniversary of the grant date; 20% on the second anniversary of the grant date; 20% on the third anniversary of the grant date; 20% on the fourth anniversary of the grant date; and 25% on the fifth anniversary of the grant date, subject to Mr. Collier’s continued service with the Company. In connection with such promotion, the Collier Letter Agreement also provides, among other things, for an increase in the annual base salary of Mr. Collier, Mr. Collier’s eligibility to participate in the Company’s annual cash bonus plan at the executive vice president level, and Mr. Collier’s eligibility to receive an annual award of time-based vesting RSUs.

There is no arrangement or understanding between Mr. Collier and any other person pursuant to which Mr. Collier was selected for such role. Mr. Collier has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Collier is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. A description of Mr. Collier’s business background and experience is incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026.

Equity Grant to Robert A. Frist, Jr.

The Committee also approved a grant to the Company’s Chief Executive Officer, Robert A. Frist, Jr., of stock options to acquire 18,781 shares of the Company’s common stock pursuant to the 2022 Plan at an exercise price of $23.96 per share, which equals the closing market price of the Company’s common stock on the grant date of May 8, 2026. In addition, these options will vest on a time-based basis in the following increments: 15% on the first anniversary of the grant date; 20% on the second anniversary of the grant date; 20% on the third anniversary of the grant date; 20% on the fourth anniversary of the grant date; and 25% on the fifth anniversary of the grant date, subject to Mr. Frist’s continued service with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HealthStream, Inc.

Date: May 8, 2026	By:	/s/ Scott A. Roberts
Scott A. Roberts
Chief Financial Officer